Exhibit 99.4

news release [Fannie Mae Logo]

Contact:	Chuck Greener	Janis Smith
	202-752-2616	202-752-6673
Number:	3582
Date:	August 9, 2005

Statement from Daniel H. Mudd
President and Chief Executive Officer, Fannie Mae
August 9, 2005

Last December, the SEC required Fannie Mae to restate our prior financial statements to eliminate the use of hedge accounting and, to the extent material, to correct for errors in our accounting for deferred purchase price adjustments. Our safety and soundness regulator, OFHEO, also raised questions with respect to our accounting, which has led us to undertake a comprehensive review of our accounting policies and practices. Today, in our SEC Form 12b-25 filing, Fannie Mae provided details on this work and several relevant implications of the restatement.

Completing this restatement is Fannie Mae’s number-one corporate priority, and we are moving forward. The effort is led by a top executive team – interim Chief Financial Officer Rob Levin, our new Controller, David Hisey, and our Executive Vice President for Regulatory Agreements and Restatement, Mike Williams – working with our new independent auditor, Deloitte & Touche, LLP. All of these activities either report directly to the Board of Directors’ Audit Committee or to me. This process involves every line of business and entails a comprehensive review of our accounting practices, including those related to derivatives, mortgage purchase and sale commitments, and investment securities, among others.

The restatement begins with a reevaluation of all of our accounting policies and practices. Then, coupled with the known issues and any further issues we identify in the process, we will implement new accounting procedures, develop new systems, and install new routines and controls. We will then move to the stage of reprocessing historical transactions, and to a lesser degree, even where the accounting policy is unchanged, we will have to demonstrate the accuracy of the accounting we used for those practices. This will produce a complete re-audit of all aspects of our financial statements. Finally, while Deloitte & Touche already has begun certain pieces of their audit, the firm will only be able to audit the portions of our financial statements requiring restatement once we have completed all of our work described above. We are undertaking aspects of this effort simultaneously wherever possible, but much of the work has to occur in sequence; some of the activities, such as developing and implementing new systems, are long duration projects by their very nature.

We are leaving no stone unturned. To accomplish this, we have to obtain and validate market values for a large volume of transactions including all of our derivatives, commitments and securities at multiple points in time over the restatement period. To illustrate the breadth of this undertaking, we estimate we will need to record over one million lines of journal entries, determine hundreds of thousands of commitment prices and securities values, and verify some 20,000 derivative prices.

As our normal business operations continue, we also are committing every available resource to the restatement. This year we expect that over 30 percent of our employees will spend over half their time on it, and many more are involved. In addition, we are bringing some 1,500 consultants on board by year’s end to help with the restatement. We have organized lines of accountability, a Project Management Office, regular review and reporting and ongoing Board oversight. Altogether, we project devoting six to eight million labor hours to the restatement. We also are investing over $100 million in technology projects to enhance or create new systems related to accounting and reporting. We are fortunate to begin with a talented, committed group of employees. We also have had great success in recruiting a strong team and have significantly increased the size of our Controllers Department.

From the beginning of this effort, I have said that we will put as much time, manpower and resources into the restatement as the restatement needs, and we will not be done until we are confident we have done it right. While we do not believe the restatement will be completed until sometime during the second half of 2006, our goal is to get our restatement right and to complete it as efficiently and expeditiously as possible.

Finally, as we also disclosed in our Form 12b-25 today, as we work through our restatement and review, Fannie Mae is engaged in regular discussions with the staff of the New York Stock Exchange regarding the status of our restatement and continued listing through completion of the restatement.

We are committed and determined to get this work done, get it right, and continue on the path of restoring investor, market and public confidence in Fannie Mae.

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.